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                                                                    EXHIBIT (23)



                        CONSENT OF INDEPENDENT AUDITORS


                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
First Oak Brook Bancshares, Inc:


We consent to incorporation by reference in the registration statements (No.'s 33-82800, 333-75025, 333-89647) on Form S-8 of First Oak Brook Bancshares, Inc. of our report dated January 19, 2001, relating to the consolidated balance sheets of First Oak Brook Bancshares Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of First Oak Brook Bancshares, Inc.

                                  /s/ KPMG LLP


Chicago, Illinois
March 27, 2001